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                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549


                                 SCHEDULE 13G



                   Under the Securities Exchange Act of 1934
                             (Amendment No._____)*


                      Simon Transportation Services, Inc.
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                               (Name of Issuer)

                             Class A Common Stock
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                        (Title of Class of Securities)

                                   828813105
                        ------------------------------
                                (CUSIP Number)

                             September 14th, 2000
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            (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [X] Rule 13d-1(c)

     [_] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

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                                May, C. Marvin

                              Filing Type: SC 13G
                         Filing Date: October 27, 2000

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      NAME OF REPORTING PERSON
 1
      MaLeCo

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      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [X]

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      SEC USE ONLY
 3


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      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Oregon

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                          SOLE VOTING POWER
                     5
     NUMBER OF            315,700

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          -0-
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             315,700

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          -0-
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      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      315,700

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      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
10
                                                                    [_]

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      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      5.02%

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      TYPE OF REPORTING PERSON
12
      PN

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Item 1(a)  Name of Issuer:                Simon Transportation Services, Inc.
Item 1(b)  Address:                       5175 West 2100 South
                                          West Valley City, Utah 84120
                                          Telephone: 801/924-7000
Item 2(a)  Name of person filing:         MaLeCo
Item 2(b)  Business Address:              MaLeCo
                                          PO Box 9069
                                          Salem, Oregon 97305
                                          ATTN: C. Marvin May
Item 2(c)  Citizenship:                   Oregon
Item 2(d)  Title of class of securities:  Class A Common Stock
Item 2(e)  CUSIP No.                      828813105

Item 3.    None

Item 4(a)  amount beneficially owned: 315,700
Item 4(b)  Percent of class: 5.02%
Item 4(c)  Number of shares as to which the person has:
           (i)      sole power to vote: 315,700
           (ii)     shared power to vote: -0-
           (iii)    sole power to dispose: 315,700
           (iv)     shared power to dispose: -0-

Item 5.    Ownership of Five Percent or Less of a Class.

           Not Applicable

Item 6.    Ownership of More than Five Percent on Behalf of Another Person.

           Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

           Not Applicable

Item 8.    Identification and Classification of Members of the Group.

           Not Applicable

Item 9.    Notice of Dissolution of Group.

           Not Applicable

Item 10.   Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                                  Signatures

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       October 27, 2000
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                                       Date


                                       /s/ C. Marvin May
                                       -----------------------------------------